EXHIBIT 99.2

Q1 2018

Earning Conference Call

Operator

Good morning, ladies and gentlemen, and welcome to the SMTC First Quarter 2018

Earnings Conference Call

(Operator Instructions)

As a reminder, this conference may be recorded.

I would now like to turn the conference over to our host of today's call, Mr. Blair McInnis. You may begin.

Blair McInnis - SMTC Corporation - Vice President of Finance

Thank you. Before we begin the call, I'd like to remind everybody that the presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company's control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company's annual report, on Form 10-K, on Form 10-Q and subsequent reports on Form 8-K and other filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this call, and except as required by law, we do not intend to update this information.

This conference call will also be available for audio replay in the Investor Relations section of SMTC 's website at www.smtc.com.

I will now pass the call over to Eddie Smith, the company's President and Chief Executive Officer.

Edward J. Smith - SMTC Corporation - President, CEO & Director

Thank you, Blair. Welcome, and good morning, ladies and gentlemen. I am Eddie Smith, SMTC's President and Chief Executive Officer. On this call with me today is Steve Waszak, SMTC's CFO; and Rich Fitzgerald, our COO.

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After the close of the market yesterday, we reported results for our first quarter of 2018. We finished the quarter with $37.1 million in revenues, up 12% from the comparable quarter last year. Adjusted gross margin improved from 6.9% to 9.6%, while adjusted EBITDA was $922 thousand, which was $1.1 million higher compared to first quarter of 2017. The Company reported both net income and positive cash flows from operations in our first quarter of 2018. Yes, I am pleased to report that we are on track with our business plan to stabilize and reposition the company’s business and can now focus on accelerating our growth.

Customer demand from new and existing customers we have added over the last few quarters remains strong, and our backlog, barring any further tightening of supply by electronics component suppliers, support double digit revenue growth in 2018, and positive year-over-year trends in our adjusted gross margins and EBITDA metrics. We have been successfully working with key supply-chain partners and meeting our customers’ commitments. The strong collaboration has been exceptional. To further provide flexibility to fill upside in our forecast, I announced the appointment of Phil Wehrli, as Senior Vice President of SMTC’s Global Supply Chain organization.

We remain focused on crisp execution of our business plan with detailed attention to operational excellence, industry leading quality metrics and superior customer on-time deliveries. Over the past 12 months we have made progress aligning our cost structure to our near-term opportunities, stabilized and expanded our customer base into new markets and product lines. We also strengthened the organization’s senior leadership team with Rich and Steve who are on today’s call and with whom I worked at SMTEK International, an EMS company, where we transformed SMTEK’s market-positioning and shareholder value, and also with Phil who I just mentioned.

At STMC, we are intensively dedicated to achieving a Relentless Pursuit of Customer and Employee Excellence and Profitable Growth with Above Market Returns for our Investors.

We are making important strives forward toward this Vision, including reporting a slight profit and generating a positive Cash Flow from Operations in the first quarter, improvements compared to same quarter a year ago, but we have much more to do to capitalize on the opportunities we see for SMTC.

To achieve our Vision, we are targeting to expand into additional programs and divisions at existing customers, as well as continuing to secure new customers. We will also explore M&A opportunities that provide synergistic benefits and/or add high-value end markets to accelerate our growth and enhance shareholder value.

I'll now hand the call over to Steve to review the financial details and then come back with some additional comments.

Welcome Steve.

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Steve Waszak - SMTC Corporation – CFO

Thank you, Eddie, and good morning, everyone.

Revenue for the first quarter was $37.1 million, compared to $33.2 million in the same quarter in 2017. $1.7 million of the revenues reported in the first quarter of 2018 was due to the impact of a new revenue accounting recognition standard, ASC 606. The remainder of the 12% year-over-year growth in revenue was the result of increased orders from existing and new customers added over the last two quarters.

With our expanding revenues, the Company had four 10% customers, accounting for 46% of our revenue, compared to one customer that accounted for 11% during the comparable quarter last year.

We saw year-over-year increases to customers in Industrial, Power and Energy, Electronic Payment Processing and Medical industry sectors. Revenue to customers in the Networking and Communications sector experienced a slight decline over the same period a year ago.

Gross profit for the first quarter was $3.9 million or 10.4% of revenues, compared to $3.6 million or 10.7% of revenues in the same quarter in 2017.

That said, adjusted gross profit in the first quarter, which excludes the impact of unrealized foreign exchange gains or losses, was $3.5 million or 9.6% as a percentage of revenues, compared to $2.3 million or 6.9% in the same quarter in 2017. This increase in adjusted gross profit in the first quarter compared to the same period in the prior year was primarily due to the increase in revenues, and to a lesser extent, improved efficiencies.

Operating expenses, which is comprised of selling, administrative and general expenses, were $3.5 million in the first quarter, compared with $3.8 million in the first quarter of 2017. The same quarter year-over-year decrease was due to cost savings related to the restructuring plan executed in May of 2017 in addition to reduced rent and operating costs due to the corporate office move which occurred during the second quarter of 2017. These costs were partially offset by the hiring of a COO and VP of Customer Acquisition which were new positions not existing in the first quarter of 2017 and a new CFO hired during the first quarter of 2018. In addition, during the transition, the prior CFO ongoing salary and severance costs are recorded in the first quarter of 2018.

As Eddie said, net income was $8 thousand for the first quarter, compared to net losses of $0.4 million in the first quarter of 2017.

Further, Adjusted EBITDA was a positive $0.9 million in the first quarter, compared to a negative $0.3 million in the first quarter in 2017. The increase in the first quarter compared to the same period in the prior year is due to the improvement in adjusted gross profit from higher revenue, improved margins and cost reduction efforts.

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Before I turn the call back to Eddie, if I may allow me mention a few balance sheet items and provide guidance for the second quarter:

At the end of the first quarter we had $3.3 million in cash and $9.6 million of funds available to borrow under our revolving credit line with PNC. We were cash flow positive from operations in the first quarter, generating $0.6 million from working capital, and our Cash-to-Cash cycle was 63 days with DSO of 64 days and DPO of 70 days.

Inventory turnover, on an annualized basis was 5 times for both the first quarter of 2018 and for the first quarter of 2017.

Clearly, we remain focused on making additional working capital management improvements to accelerate efforts to strengthen our balance sheet and further reduce our net debt.

In closing, based on our current visibility, with current backlog and benefiting from expanding customer programs, we expect second quarter revenue to exceed revenue in the first quarter.

Now I'll hand the call back to Eddie to provide some additional comments before opening the call for questions.

Edward J. Smith - SMTC Corporation - President, CEO & Director

Thanks, Steve.

Let me wrap up by saying, we remain on track with our strategic plan and have produced a solid Q1 with year-over-year growth in revenue, adjusted gross margin and adjusted EBITDA. I look forward to reporting on future earnings calls our continued progress towards making SMTC a stronger company that delights its customers with superior service and rewards its stockholders with enhanced shareholder value.

With that, let’s take questions from those on today’s call. Thank you.

Question and Answers

Operator

And I am showing no further questions at this time. I would now like to turn the conference back to Eddie Smith for closing remarks.

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Edward J. Smith - SMTC Corporation - President, CEO & Director

Well first of all, thank you for attending today’s conference call.

SMTC will be present at the B. Riley/FBR’s 19th Annual Institutional Investor Conference on May 24 taking place in Santa Monica, CA. Clients of B. Riley/FBR can contact their sales rep to arrange a one-on-one-meeting with us. Information about this event will be posted on the Investor Relations section of our website.

I'd like to once again thank our dedicated employees, suppliers, customers and investors for their continued support as we build a stronger company. I look forward to updating you on our progress on our next earnings call.

Everybody have a great day.

Operator

And ladies and gentlemen, this concludes today's conference. Thank you for your participation and have a wonderful day.

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